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Exhibit 99.1

Contacts:	For Univision	For Hispanic Broadcasting
Investors:	Diana Vesga	Jeff Hinson
	310-556-7695	214-525-7700
Media:	Stephanie Pillersdorf
Citigate Sard Verbinnen
212-687-8080

U.S. DEPARTMENT OF JUSTICE AND UNIVISION COMMUNICATIONS REACH TENTATIVE AGREEMENT REGARDING UNIVISION'S ACQUISITION OF HISPANIC BROADCASTING

Univision and Hispanic Broadcasting Expect To Close Transaction On Or About March 14

LOS ANGELES AND DALLAS, FEBRUARY 27, 2003—Univision Communications Inc. (NYSE: UVN) and Hispanic Broadcasting Corporation (NYSE: HSP) today announced that they have reached a tentative agreement with the United States Department of Justice (DOJ) pursuant to which the DOJ will not object to Univision's acquisition of Hispanic Broadcasting so long as Univision takes two actions with respect to its investment in Entravision Communications Corporation (NYSE: EVC):

  1)
  Univision converts all of its shares of capital stock of Entravision Communications Corporation into a new class of non-voting preferred stock of Entravision that will not have any consent or other voting rights other than the right to approve a merger, sale, liquidation, or winding up of Entravision and the sale by Entravision of any television station affiliated with a Univision-owned network. Any shares of such preferred stock that are transferred by Univision (other than to its affiliates) will be automatically converted into Class A common stock of Entravision.

  2)
  Over the next 6 years, Univision will sell enough of its Entravision stock so that Univision's ownership of Entravision will not exceed 15% at the end of 3 years and 10% at the end of 6 years. Univision now owns shares of Entravision representing approximately 27% on a fully converted basis.

This agreement with the DOJ will have no impact on Univision's existing television station affiliation agreements with Entravision. This tentative agreement was negotiated by Univision directly with the DOJ. Any changes in Entravision's charter documents necessary to implement the terms of the tentative agreement will require the approval of Entravision.

As previously announced, Univision and Hispanic Broadcasting will hold their respective shareholder meetings tomorrow. Subject to shareholder and FCC approvals, the companies expect to close the transaction on or about March 14, 2003.

Univision Communications Inc. (NYSE: UVN) is the premier Spanish-language media company in the United States. Its operations include: Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 97% of U.S. Hispanic households; TeleFutura Network, the new 24-hour general-interest Spanish-language broadcast television network reaching 74% of U.S. Hispanic Households; Univision Television Group, which owns and operates 22 Univision Network television stations and 1 UPN television station; TeleFutura Television Group, which owns and operates 27 TeleFutura Network television stations; Galavisión, the country's leading Spanish-language cable network; Univision Music Group, which includes the Univision Music label, Fonovisa Records label, and a 50% interest in Mexican based Disa Records label as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Internet company in the U.S. Hispanic market located at www.univision.com. Univision Communications is headquartered in Los Angeles with network operations in Miami and television stations and sales offices in major cities throughout the United States.

Hispanic Broadcasting Corporation (NYSE: HSP), the largest Spanish-language radio broadcaster in the United States, currently owns and operates 63 radio stations in fifteen of the top twenty Hispanic markets. The Company also owns and operates a network of Hispanic community-focused bilingual web sites found at www.netmio.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Univision Communications' anticipated acquisition of Hispanic Broadcasting Corporation. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC and the Form S-4 filed by Univision Communications on August 30, 2002, as amended.

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  Exhibit 99.1